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[DUSA COMPANY LOGO]
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC. (R)
FOR RELEASE AT 8:00 A.M.

                         DUSA PHARMACEUTICALS ANNOUNCES
             EXCLUSIVE AGREEMENT WITH STIEFEL LABORATORIES TO MARKET
            DUSA'S LEVULAN(R) KERASTICK(R) FOR PHOTODYNAMIC THERAPY
                                IN LATIN AMERICA

        Stiefel is the World's Largest Independent Pharmaceutical Company
                           Specializing in Dermatology

WILMINGTON, MA - January 18, 2006 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS:
DUSA), announced today that it has entered into an exclusive marketing, distribution and supply agreement for Latin America with Stiefel Laboratories, Inc, a market leader in prescription drugs in the region for dermatology. The agreement covers current and future uses of DUSA's proprietary Levulan(R) Kerastick(R) for photodynamic therapy (PDT) in dermatology.

The Agreement, which has an initial term of ten years, will expand the distribution of Levulan beyond the North American market for the first time, into Mexico, Central and South America. DUSA has completed its portion of the Brazilian regulatory submission for the use of Levulan PDT for actinic keratoses. Effective with the signing of the Agreement, Stiefel will complete final integration and submission of the data to the Brazilian regulatory agency with market launch expected in late 2006 or early 2007. Stiefel shall prepare and file the regulatory applications in other countries in the territory subject to the terms of the Agreement

Robert Doman, DUSA's President and COO, stated "We are very pleased to be working with Stiefel as DUSA begins to expand the marketing and distribution of Levulan PDT beyond North America. Stiefel's significant presence in the Latin American dermatology market puts them in an ideal position to maximize the opportunity for Levulan PDT. Our agreement with Stiefel is the next step in our business strategy to gain worldwide distribution of Levulan PDT by partnering with leading companies around the globe."

Charles W. Stiefel, Chairman, President and CEO of Stiefel, stated "We are extremely pleased to enter into this business relationship with DUSA, the company that is pioneering the utilization of photodynamic therapy in the treatment of a myriad of dermatological disorders. We are proud to represent this important technological advance in Latin America, and we believe that our strong sales and marketing organization, coupled with our close relationships with physicians throughout this region, will optimize sales and profits from this product for both companies."

Stiefel will make up to $3,000,000 in milestone payments, based upon receipt of final pricing approval of the product from Brazilian regulatory authorities and achievement of pre-determined minimum purchase levels in the territory, subject to certain terms and conditions. DUSA will manufacture the Kerastick for Stiefel at its state of the art manufacturing facility in Wilmington, MA.
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The parties have certain rights to terminate the Agreement prior to the end of the initial term, and Stiefel has an option to extend the term for an additional ten years on mutually agreeable terms and conditions.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to expansion of the distribution of the product, completion of the regulatory submission and expectation for launch, Stiefel's preparation and completion of regulatory submissions in other countries, receipt of milestone payments, DUSA's obligation to manufacture in Wilmington, MA, and Stiefel's beliefs regarding sales and profits. Furthermore, the factors that may cause differing results include the uncertainties of the regulatory process, including pricing approval, product development risks, reliance on third party manufacturers, and other risks identified in DUSA's SEC filings from time to time.

About Stiefel Laboratories, Inc.

Founded in 1847, Stiefel Laboratories is the world's largest independent pharmaceutical company specializing in dermatology. Its global network is comprised of more than 30 wholly-owned subsidiaries, including manufacturing plants in six countries and R&D facilities on three continents. Its products are marketed in over 100 countries worldwide. Stiefel supplements its R&D by aggressively seeking acquisitions of dermatological product lines and companies around the world.

Stiefel has a presence in 20+ countries in Latin America with over 250 sales and marketing personnel throughout the region. With more than 30 years of close working relationships with dermatologists in the Latin American markets, they are the fastest growing multinational dermatology company in Mexico and the market leader in prescription dermatology drugs in Brazil and Chile.

About DUSA Pharmaceuticals DUSA

Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications, with its primary focus in dermatology. PDT and PD utilize light-activated compounds such as Levulan to induce a therapeutic or detection effect. The Company maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario. On January 3, 2006, DUSA announced the signing of a Merger Agreement with Sirius Laboratories, Inc., which is expected to close in February 2006, which will increase DUSA's dermatology product line.

For further information contact:
D. GEOFFREY SHULMAN, MD, Chairman and CEO or SHARI LOVELL, Director, Shareholder Services
Tel: 416.363.5059 Fax 416.363.6602 or visit www.dusapharma.com